Exhibit 99.1

NEWS COPY

FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES SECOND QUARTER 2014 RESULTS

ST. LOUIS, August 5, 2014 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the second quarter ended June 30, 2014.

Highlights

•	Net sales were $300.9 million in the quarter ended June 30, 2014, a year-over-year increase of 5.4%, and a sequential increase over the immediately preceding quarter of 1.7%, resulting from increased PCB sales of 9.0% year-over-year and 3.6% sequentially.

•	Operating income in the quarter ended June 30, 2014, was $9.6 million, or 3.2% of net sales.

•	Adjusted EBITDA in the quarter ended June 30, 2014, was $35.2 million, or 11.7% of net sales, compared with $30.7 million, or 10.8% of net sales, in the quarter ended June 30, 2013, and compared with $31.0 million, or 10.5% of net sales, in the immediately preceding quarter.

•	U.S. GAAP loss per basic and diluted share was $(0.19) for the quarter ended June 30, 2014, on approximately 20 million average shares outstanding.

•	Adjusted EPS was $0.00 for the quarter ended June 30, 2014, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended June 30, 2013, and March 31, 2014, were losses of $(0.28) and $(0.26), respectively.

“Second quarter results in our Printed Circuit Boards segment reflect improvement in most of our end markets, both sequentially and year-over-year,” noted Viasystems’ CEO David M. Sindelar. “However, we are still facing inconsistent customer project demand for our electro-mechanical solutions product offerings, which is included in our Assembly segment.”

“The automotive end market demand continues to drive our growth,” continued Mr. Sindelar, “but sequential and year-over-year our improvements also received notable contributions from both our telecommunications and our military and aerospace end markets.”

“Looking forward,” continued Mr. Sindelar, “I expect continued modest sequential growth, with an overall sales level similar to what we achieved in our third quarter last year.”

Financial Results

The company reported net sales of $300.9 million for the three months ended June 30, 2014. The year-over-year increase of 5.4% and sequential increase of 1.7% were primarily the result of solid demand from customers in the automotive, telecommunications and military and aerospace end markets, partially offset by weaker demand from customers in the industrial & instrumentation, and computer and datacommunications end markets. The company attributes the sequential improvement in part to increases in the company’s printed circuit board capacity as well as seasonal and customer-specific demand drivers.

Cost of goods sold (excluding items shown separately in the statement of operations) as a percent of net sales was 80.5% for the quarter ended June 30, 2014, compared to 81.4% in the corresponding quarter a year ago, and compared to 81.0% in the immediately preceding quarter ended March 31, 2014. The primary contributors to the sequential improvement were increased production volume, improved product mix and reduced incentive compensation expense.

Operating income was $9.6 million, or 3.2% of net sales, in the three months ended June 30, 2014, compared with $4.5 million, or 1.6% of net sales, for the second quarter of 2013, and compared with $5.5 million, or 1.9% of net sales, for the three months ended March 31, 2014.

Adjusted EBITDA, on a non-GAAP basis, was $35.2 million, or 11.7% of net sales, for the three months ended June 30, 2014, compared with $30.7 million, or 10.8% of net sales, for the second quarter of 2013, and compared with $31.0 million, or 10.5% of net sales, for the three months ended March 31, 2014. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended June 30, 2014, net loss was $(3.6) million, of which $(3.9) million was attributable to common stockholders, and resulted in $(0.19) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended June 30, 2014, was $0.00. A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the second quarter of 2014 were $262.3 million and $12.8 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $240.7 million and $4.7 million, respectively, for the second quarter of 2013, and compared with Printed Circuit Boards segment net sales and operating income of $253.3 million and $9.4 million, respectively, for the quarter ended March 31, 2014. Sequentially, demand improved in each of the automotive, telecommunications, and military and aerospace end market, partially offset by demand decline in the computer and datacommunications end market.

Net sales and operating loss in the company’s Assembly segment for the second quarter of 2014 were $38.6 million and $(3.1) million, respectively, compared with Assembly segment net sales and operating loss of $44.9 million and $(0.1) million, respectively, for the second quarter of 2013 and compared with Assembly segment net sales and operating loss of $42.6 million and $(3.9) million, respectively, for the quarter ended March 31, 2014. Sequentially, reduced demand in the industrial & instrumentation, computer and datacommunications, and military and aerospace end markets were partially offset by increased demand in the automotive and telecommunications end markets.

Cash and Working Capital

Cash and cash equivalents at June 30, 2014 were $76.5 million, compared with $54.7 million at December 31, 2013. Cash used by operating activities during the six months ended June 30, 2014, was $(13.3) million. The company’s cash cycle metric of 48.6 days at June 30, 2014 was longer than the company’s typical metric primarily as a result of i) an increasing mix of sales to customers with longer payment terms and ii) increased inventories purchased and manufactured to support higher demand from automotive and telecommunications customers. During the six months ended June 30, 2014, the company used approximately $24.4 million cash for interest payments and used a net of approximately $7.9 million cash for payment of income taxes.

During the six months ended June 30, 2014, the company used a net of approximately $23.5 million cash for investing activities. Capital expenditures during the six months ended June 30, 2014, were $27.7 million, of which $12.7 million were incurred during the most recent quarter. During the six months ended June 30, 2014, approximately $4.9 million of capital expenditures were incurred in connection with capacity expansion and other special projects, of which approximately $1.7 million was incurred during the most recent quarter. In May 2014, the company received an interim insurance settlement payment which included approximately $2.0 million related to property and equipment damaged in a 2012 fire in its Guangzhou, China printed circuit board factory.

During the six months ended June 30, 2014, financing activities provided a net of approximately $58.6 million cash, including approximately $62.5 million cash provided by net borrowings, approximately $(3.3) million cash used to pay financing fees, and approximately $(0.6) million cash used for withholding taxes related to net share settlements of vested stock compensation.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from Adjusted EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Management will host a conference call to discuss the second quarter results at 4:30 p.m. Eastern Time today, August 5, 2014. The live webcast of the conference call will be available at http://investor.viasystems.com. The conference call will be available live to interested parties by dialing 1-877-640-9867 (toll-free). For international callers, please dial 1-914-495-8546.

An audio replay of the conference call will be available for one week by dialing 1-855-859-2056 or 1-404-537-3406 and entering conference ID 78186351. A webcast replay will be available at http://investor.viasystems.com for approximately two hours after the conclusion of the call.

Separately, Viasystems expects to participate in the 34th Annual Canaccord Genuity Growth Conference 2014 at the InterContinental Hotel in Boston, Massachusetts, on August 13, 2014. Mr. Jerry Sax, Chief Financial Officer, will present to conference attendees at approximately 10:30 a.m. Eastern Time.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 14, 2014, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 14,800 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

Contacts

Kelly Wetzler

SVP Corporate Development

314-746-2217

kelly.wetzler@viasystems.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2703

emannion@sapphireir.com

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Net sales	$300,929	$295,912	$285,553
Operating expenses:
Cost of goods sold, exclusive of items shown separately	242,245	239,803	232,448
Selling, general and administrative	25,442	26,849	25,001
Depreciation	21,868	21,812	21,878
Amortization	1,656	1,680	1,678
Restructuring and impairment	68	273	—

Operating income	9,650	5,495	4,548
Other expense (income):
Interest expense, net	11,848	11,253	11,259
Amortization of deferred financing costs	734	655	724
Other, net	(1,364)	(1,233)	941

Loss before income taxes	(1,568)	(5,180)	(8,376)
Income taxes	2,052	4,177	1,892

Net loss	$(3,620)	$(9,357)	$(10,268)

Less:
Net income attributable to noncontrolling interest	239	190	101

Net loss attributable to common stockholders	$(3,859)	$(9,547)	$(10,369)

Basic loss per share	$(0.19)	$(0.47)	$(0.52)

Diluted loss per share	$(0.19)	$(0.47)	$(0.52)

Basic weighted average shares outstanding	20,289,645	20,268,717	20,010,029

Diluted weighted average shares outstanding	20,289,645	20,268,717	20,010,029

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,461	$54,738
Accounts receivable, net	211,983	196,126
Inventories	134,837	122,182
Prepaid expenses and other	35,269	38,131

Total current assets	458,550	411,177
Property, plant and equipment, net	429,386	446,488
Goodwill and other noncurrent assets	259,601	260,752

Total assets	$1,147,537	$1,118,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$21,167	$11,387
Accounts payable	174,615	203,122
Accrued and other liabilities	97,054	88,220

Total current liabilities	292,836	302,729
Long-term debt, less current maturities	614,078	561,508
Other non-current liabilities	41,539	41,592

Total liabilities	948,453	905,829

Total stockholders’ equity	199,084	212,588

Total liabilities and stockholders’ equity	$1,147,537	$1,118,417

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Net cash (used in) provided by operating activities	$(13,312)	$40,430

Cash flows from investing activities:
Capital expenditures	(27,713)	(39,496)
Proceeds from disposals of property and insurance claims	4,181	297

Net cash used in investing activities	(23,532)	(39,199)

Cash flows from financing activities:
Proceeds from issuance of 2019 Notes	53,500	—
Borrowings (repayments) under mortgages and credit facilities, net	8,996	(670)
Financing and other fees	(3,344)	—
Withholding related to stock awards	(585)	(612)
Repayment of Senior Subordinated Convertible Notes due 2013	—	(895)

Net cash provided by (used in) financing activities	58,567	(2,177)

Net change in cash and cash equivalents	21,723	(946)
Beginning cash	54,738	74,816

Ending cash	$76,461	$73,870

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	June 30, 2014		March 31, 2104		June 30, 2013
Net external sales by segment
Printed Circuit Boards	$262.3	87%	$253.3	86%	$240.7	84%
Assembly	38.6	13%	42.6	14%	44.9	16%

	$300.9	100%	$295.9	100%	$285.6	100%

	Percentage of Net Sales			Net Sales Change
	Three Months Ended			Sequential:	Year/Year:
	June 30, 2014	March 31, 2014	June 30, 2013	2Q14 vs 1Q14	2Q14 vs 2Q13
Net sales by end market
Automotive	34%	31%	30%	8%	19%
Industrial & Instrumentation	23%	25%	26%	(6)%	(10)%
Telecommunications	18%	18%	17%	9%	17%
Computer and Datacommunications	13%	16%	16%	(14)%	(10)%
Military and Aerospace	12%	10%	11%	13%	13%

	100%	100%	100%	2%	5%

	2Q14	1Q14	4Q13	3Q13	2Q13
Working capital metrics
Days’ sales outstanding	63.4	62.8	58.2	59.6	58.9
Inventory turns	7.2	7.6	8.0	8.4	8.1
Days’ payables outstanding	64.9	66.2	74.9	66.4	68.5
Cash cycle (days)	48.6	43.7	28.3	36.0	34.7

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Operating income	$9.6	$5.5	$4.5
Add-back:
Depreciation and amortization	23.5	23.5	23.6
Non-cash stock compensation expense	2.0	1.7	2.6
Restructuring and impairment	0.1	0.3	—

Adjusted EBITDA	$35.2	$31.0	$30.7

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Net loss attributable to common stockholders (GAAP)	$(3,859)	$(9,547)	$(10,369)
Adjustments:
Non-cash stock compensation expense	1,977	1,729	2,597
Amortization	2,390	2,335	2,403
Restructuring and impairment	68	273	—
Non-cash interest	(109)	—	—
Costs related to acquisitions and equity registrations	—	—	31
Special income taxes	(416)	—	(183)
Income tax effects of adjustments	(38)	(44)	(39)

Adjusted net income (loss) attributable to common stockholders	$13	$(5,254)	$(5,560)

Diluted weighted average shares outstanding	20,463,520	20,268,717	20,010,029

Diluted loss per share (GAAP)	$(0.19)	$(0.47)	$(0.52)

Adjusted EPS	$0.00	$(0.26)	$(0.28)